                                FIRST AMENDMENT
                                      TO
                      SERIES 2000-A INDENTURE SUPPLEMENT

     This FIRST AMENDMENT, dated as of July 19, 2001 (this "Amendment"), is to
                                                            ---------
the Series 2000-A Indenture Supplement, dated as of December 1, 2000 (the "Indenture Supplement"), between Spiegel Credit Card Master Note Trust, a trust
---------------------
organized and existing under the laws of the State of Illinois (the "Issuer" or
                                                                     ------
the "Trust"), and The Bank of New York, a banking corporation organized and
     -----
existing under the laws of the State of New York, not in its individual capacity, but solely as indenture trustee (the "Indenture Trustee"). Unless
                                                -----------------
otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Indenture Supplement.

     WHEREAS, the Issuer and the Indenture Trustee desire to amend the Indenture Supplement in certain respects set forth below;

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.   Amendments to Indenture Supplement. The Indenture Supplement is hereby
     ----------------------------------
amended as follows:

     (a) The definition of "Allocation Percentage" in Section 2.1 of the Indenture Supplement is amended by deleting clause (b) thereof and substituting the following therefor:

               "(b) the denominator of which shall be the greater of
          (x) the sum of the Aggregate Principal Receivables and the amount on deposit in the Excess Funding Account (exclusive of any investment earnings on such amount) in each case as of the end of the Business Day preceding such date of determination and (y) the sum of the numerators used to calculate the Allocation Percentages for allocations with respect to Finance Charge Collections, Principal Collections or Default Amounts, as applicable, for all outstanding Series or "Series" under (and as defined in) the Pooling and Servicing Agreement (other than Series represented by the Collateral Certificate) on such date of determination.

     (b) The definition of "Collateral Amount" in Section 2.1 of the Indenture Supplement is amended by adding the following words before the final period thereof:

          ", plus (f) any additional amount designated by the Seller pursuant to Section 8.9"
                      -----------

     (c) The definition of "Monthly Principal Reallocation Amount" in Section
2.1 of the Indenture Supplement is amended by deleting clause (a) thereof and substituting the following therefore:

          "(a) the excess of the Required Amount, over the amount of Available Finance Charge Collections applied to pay the
          Required Amount pursuant to subsection 4.4(a);"
                                      -----------------

     (d) The following Section is added immediately following Section 8.8 of the Indenture Supplement:

          "Section 8.9  Increase of Collateral Amount. The Seller may,
                        -----------------------------
          in its sole discretion, increase the Collateral Amount to cure any breach set forth in Section 4.02(g)(i) of the Insurance Agreement; provided that, after giving effect to
                               --------
          any such increase, the Aggregate Principal Balance shall not be less than the Minimum Aggregate Principal Balance; and provided, further that the Servicer may, at the direction of
          --------  -------
          the Seller, retain Principal Collections otherwise distributable to the holders of the Seller Interest in the Excess Funding Account for the purpose of increasing the Aggregate Principal Balance so that the Aggregate Principal Balance shall at least equal the Minimum Aggregate Principal Balance after giving effect to such increase; and provided
                                                            --------
          further that the Seller may, in its sole discretion,
          -------
          decrease the Collateral Amount if such decrease would not cause a breach of the covenant set forth in Section 4.02(g)(i) of the Insurance Agreement."

2.   Conditions. In accordance with Section 10.2 of the Indenture, the foregoing
     ----------
amendments shall become effective as of the date first written above upon (i) the execution of this Amendment by the Issuer and the Indenture Trustee, (ii) the consent to this Amendment by the Insurer, the Seller and the Servicer and
(iii) the satisfaction of the conditions set forth in Section 10.2 of the Indenture.

3.   Miscellaneous.  As herein amended, the Indenture Supplement shall remain in
     -------------
full force and effect and is hereby ratified and confirmed in all respects.
This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment.

4.   Governing Law. This Amendment shall be construed in accordance with the
     -------------
laws of the State of Illinois, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws; provided, however, that the duties and obligations of the Indenture Trustee shall be construed in accordance with the laws of the State of New York without reference to its conflict of laws provisions.

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Amendment to be duly executed by their respective officers as of the date first written above.


                         SPIEGEL CREDIT CARD MASTER NOTE
                         TRUST, as Issuer

                         By: Bankers Trust Company,
                             not in its individual capacity but solely
                             as Owner Trustee


                         By: /s/ Eileen M. Hughes
                             Title:  Vice President


                         THE BANK OF NEW YORK, as Indenture Trustee


                         By: /s/ Robert D. Foltz
                             Title:  Authorized Agent

Acknowledged and Accepted:


FIRST CONSUMERS NATIONAL BANK,
 as Servicer


By: /s/ John R. Steele
    Title: Treasurer


SPIEGEL CREDIT CORPORATION III,
    as Seller


By: /s/ John R. Steele
    Title: Treasurer

MBIA INSURANCE CORPORATION


By: /s/ Lisa A. Wilson
    Title: Assistant Secretary